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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Professional Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-63379) on Form S-8, of Professional Bancorp, Inc. of our report dated April 19, 1999, with respect to the consolidated balance sheets of Professional Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which appears in the December 31, 1998 annual report on Form 10-K of Professional Bancorp, Inc.


                                             KPMG LLP


Los Angeles, California
April 21, 1999